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                                                                      EXHIBIT 99

Contacts: T. Scott Cobb                             Michael J. Boling, CPA
          President and Chief Executive Officer     Executive Vice President and
          (901) 754-6577                            Chief Financial Officer
                                                    (901) 754-6577


                    DISTRICT COURT DISMISSES SHAREHOLDER SUIT
                      AGAINST SCB COMPUTER TECHNOLOGY, INC.

       MEMPHIS, Tenn. (February 20, 2001) - SCB Computer Technology, Inc. (OTCBB:SCBI) announced today that the United States District Court for the Western District of Tennessee, Western Division, has dismissed with prejudice a class-action lawsuit filed on behalf of SCB's shareholders against the Company, certain of its current and former directors and officers, and Ernst & Young LLP, the Company's former independent auditor.

       The lawsuit, originally filed in April 2000, stemmed from SCB's decision to restate certain of its prior financial statements. The plaintiffs generally alleged that the defendants had made false and misleading statements regarding SCB's financial results and financial statements in violation of federal securities laws. In response, SCB and the other defendants filed motions to dismiss the case as a matter of law. The district court granted the defendants' motions to dismiss in their entirety and, therefore, dismissed the case with prejudice. The plaintiffs have 30 days in which to appeal the decision.

       T. Scott Cobb, the president and chief executive officer of SCB, said, "We obviously are very pleased with the district court's decision to dismiss the lawsuit. We look forward to continuing our efforts to improve and expand our business without the unnecessary distraction of this case."

       Certain statements contained in this press release and related statements by management of SCB may be deemed to be forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the risks described in SCB's filings with the Securities and Exchange Commission. SCB undertakes no obligation to update this forward-looking information except as required by law.

       SCB Computer Technology, Inc. is a leading provider of information technology management and technical services to Fortune 1000 companies, state and local governments, and other large organizations.


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 3800 Forest Hill - Irene Road, Suite 100 - Memphis, TN 38125 - (901) 754-6577